EXHIBIT 99.1

CORRECTING and REPLACING -- Federated National Holding Company Announces Dividend and Reports Third Quarter 2012 Financial Results

SUNRISE, Fla., Nov. 8, 2012 (GLOBE NEWSWIRE) -- In a press release issued today by Federated National Holding Company (Nasdaq:FNHC) under the same headline, please note that the dividend payable date should be December 28, 2012, not December 28, 2013 as previously stated. The full, corrected release follows:

Federated National Holding Company (Nasdaq:FNHC) (the "Company"), a Florida-based provider of insurance, today reported results for the quarter ended September 30, 2012 (see attached tables).

Highlights include:

  Third quarter net income improved to $0.8 million, or $0.09 per share, compared with $0.4 million, or $0.05 per share, for the same three-month period last year
  Net income for the 2012 nine-month period improved to $0.40 per share compared with a net loss of $0.30 per share in the same nine-month period last year
  Book value increased to $8.24 at September 30, 2012 compared with $7.01 at September 30, 2011
  Gross written premiums increased by $7.6 million, or 43.5%, compared with the same three-month period last year
  Net premiums earned increased by $2.2 million, or 17.0%, compared with the same three-month period last year
  Homeowners' policy count has grown from 43,793 at the start of 2012 to 57,645 at September 30, 2012, or 32%

Mr. Michael H. Braun, the Company's Chief Executive Officer and President, said "We continue to see significant growth in our gross written premium and net earned premium while remaining true to our underwriting discipline. Our third quarter net income increased by 75% despite incurring approximately $700,000 of losses as a result of Tropical Storm Isaac in late August. Gross written premium during the quarter increased by approximately 44%, which will gradually convert to earned premium over the coming quarters. Our consecutive quarterly underwriting profits have contributed greatly to increasing our book value.

I am also pleased to announce that the success we have achieved over the past year has led to the Board approving a regular quarterly dividend payable on December 28, 2012 to shareholders on record as of December 3, 2012 of $.02 per share. This action reflects the Board's commitment to returning capital to our shareholders, which we will continue to evaluate on a quarterly basis."

Third Quarter 2012 Financial Review

  For the three months ended September 30, 2012, the Company reported net income of $0.8 million, or $0.09 per share on 7.95 million average undiluted and 8.04 million average diluted shares outstanding, compared with net income of $0.4 million, or $0.05 per share on 7.95 million average undiluted and diluted shares outstanding in the same three-month period last year.

  For the nine months ended September 30, 2012, the Company reported net income of $3.2 million, or $0.40 per share on 7.95 million average undiluted and 8.01 million average diluted shares outstanding, compared with a net loss of $2.4 million, or $0.30 per share on 7.95 million average undiluted and diluted shares in the same nine-month period last year.

  Gross written premiums increased $7.6 million, or 43.5%, to $25.3 million for the three months ended September 30, 2012, compared with $17.7 million for the same three-month period last year. Homeowners' gross written premium increased $7.0 million, or 51.7%, to $20.6 million for the three months ended September 30, 2012, compared with $13.6 million for the same three-month period last year.

  Gross written premiums increased $16.9 million, or 23.2%, to $89.7 million for the nine months ended September 30, 2012, compared with $72.8 million for the same nine-month period last year. Homeowners' gross written premium increased $17.4 million, or 29.8%, to $75.9 million for the nine months ended September 30, 2012, compared with $58.5 million for the same nine-month period last year.

  Unearned premiums increased $11.0 million, or 22.9%, to $58.9 million as of September 30, 2012, compared with $47.9 million as of December 31, 2011.

  Net premiums earned increased $2.2 million, or 17.0%, to $15.1 million for the three months ended September 30, 2012, compared with $12.9 million for the same three-month period last year. Net premiums earned increased $6.9 million, or 19.3%, to $42.6 million for the nine months ended September 30, 2012, compared with $35.7 million for the same nine-month period last year.

  Total revenues increased $1.1 million, or 6.6%, to $17.3 million for the three months ended September 30, 2012, compared with $16.2 million for the same three-month period last year. Total revenues increased $5.3 million, or 12.3%, to $48.8 million for the nine months ended September 30, 2012, as compared with $43.5 million for the same nine-month period last year.

Conference Call Information

The Company will hold an investor conference call at 4:30 PM (ET) today, November 8, 2012. The Company's CEO and its CFO, Peter J. Prygelski, III, will discuss the financial results and review the outlook for the Company. Messrs. Braun and Prygelski invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may dial-in with the number below:

            (877) 303-6913

A live webcast of the call will be available online via the "Conference Calls" section under the "Investor" tab of the Company's website at http://www.myFNIC.com.

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company's website.

About the Company

The Company, through its subsidiaries, underwrites homeowners' property and casualty, commercial general liability, commercial residential property, flood, personal automobile, commercial automobile, inland marine, workers' compensation and personal umbrella insurance. The Company is an admitted carrier for these lines in the state of Florida. The Company is also licensed as an admitted carrier in the states of Alabama, Georgia, Louisiana and Texas to offer coverage for more than 300 classes of commercial general liability business, including special events. The Company is approved to operate as a surplus lines/non-admitted carrier in the states of Arkansas, Kentucky, Maryland, Missouri, Nevada, Oklahoma, South Carolina, Tennessee, and Virginia and offers the same general liability products. The Company is licensed and has the facilities to market and underwrite other insurance carriers' lines of business, as well as to process and adjust claims for third party insurance carriers.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statements under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "anticipate," "believe," "budget," "contemplate," "continue," "could," "envision," "estimate," "expect," "guidance," "indicate," "intend," "may," "might," "plan," "possibly," "potential," "predict," "probably," "pro-forma," "project," "seek," "should," "target," or "will" or the negative thereof or other variations thereon and similar words or phrases or comparable terminology are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

  Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
  Descriptions of plans or objectives of management for future operations, insurance products, or services;
  Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
  Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; risks related to the nature of the Company's business; the adequacy of its liability for loss and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophe losses; changes in loss trends; court decisions and trends in litigation, ability to obtain regulatory approval applications for requested rate increases or to underwrite in additional jurisdictions, and the timing thereof; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company's investment portfolio; insurance agents; ratings by industry services; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

FEDERATED NATIONAL HOLDING COMPANY
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenue:	2012	2011	2012	2011
Gross premiums written	$ 25,337,165	$ 17,654,192	$ 89,682,550	$ 72,800,126
Gross premiums ceded	(35,732,853)	(29,656,985)	(49,317,734)	(44,671,928)

Net premiums written	(10,395,688)	(12,002,793)	40,364,816	28,128,198

Increase in prepaid reinsurance premiums	22,798,174	18,000,991	13,217,285	7,366,635
Decrease (increase) in unearned premiums	2,685,579	6,893,940	(10,982,592)	201,004
Net change in prepaid reinsurance premiums and unearned premiums	25,483,753	24,894,931	2,234,693	7,567,639

Net premiums earned	15,088,065	12,892,138	42,599,509	35,695,837
Commission income	400,297	253,868	1,101,373	859,258
Finance revenue	121,580	174,600	362,746	410,688
Managing general agent fees	434,533	288,340	1,529,397	1,201,321
Net investment income	952,847	1,030,760	2,849,343	3,053,748
Net realized investment gains (losses)	145,143	712,658	(83,348)	1,052,086
Regulatory assessments recovered	----	----	----	108,826
Other income	118,402	841,845	467,579	1,112,576

Total revenue	17,260,867	16,194,209	48,826,599	43,494,340

Expenses:
Loss and loss adjustment expenses	8,048,848	7,851,292	20,912,877	24,116,137
Operating and underwriting expenses	2,047,166	2,272,198	6,828,996	7,528,778
Salaries and wages	2,078,745	1,973,348	6,284,764	6,062,446
Policy acquisition costs, net of amortization	3,982,977	3,555,940	9,712,185	9,534,210

Total expenses	16,157,736	15,652,778	43,738,822	47,241,571

Income (loss) before provision for income tax expense (benefit)	1,103,131	541,431	5,087,777	(3,747,231)
Provision for income tax expense (benefit)	352,987	113,804	1,843,662	(1,363,310)
Net income (loss)	$ 750,144	$ 427,627	$ 3,244,115	$ (2,383,921)
Basic net income (loss) income per share	$ 0.09	$ 0.05	$ 0.40	$ (0.30)
Fully diluted net income (loss) income per share	$ 0.09	$ 0.05	$ 0.40	$ (0.30)

Weighted average number of common shares outstanding	7,948,716	7,946,384	7,947,459	7,946,384

Weighted average number of common shares outstanding (assuming dilution)	8,042,356	7,946,384	8,008,470	7,946,384

Dividends paid per share	$ 0.00	$ 0.00	$ 0.00	$ 0.00

FEDERATED NATIONAL HOLDING COMPANY
Other Selected Data
(Unaudited)

Balance Sheet
	Period Ended
	09/30/12	12/31/11
Total Cash and Investments	$155,966,001	$144,671,932
Total Assets	$187,185,191	$179,980,481
Unpaid Loss and Loss Adjustment Expense	$51,177,215	$59,982,564
Total Liabilities	$121,695,481	$121,835,657
Total Shareholders' Equity	$65,489,710	$58,144,824
Common Stock Outstanding	7,951,218	7,946,384
Book Value Per Share	$8.24	$7.32

Premium Breakout
	3 Months Ended		9 Months Ended
Line of Business	09/30/12	09/30/11	09/30/12	09/30/11
	(Dollars in thousands)		(Dollars in thousands)
Homeowners'	$20,564	$13,555	$75,933	$58,517
Commercial General Liability	2,377	2,352	7,330	7,967
Federal Flood	1,559	1,260	4,090	3,519
Automobile	838	487	2,330	2,797

Gross Written Premiums	$25,338	$17,654	$89,683	$72,800

Loss Ratios
	3 Months Ended		9 Months Ended
Line of Business	09/30/12	09/30/11	09/30/12	09/30/11
Homeowners'	48.18%	48.12%	52.48%	58.19%
Commercial General Liability	59.50%	71.60%	20.50%	76.00%
Automobile	267.01%	250.47%	185.03%	187.93%
All Lines	53.35%	60.91%	49.09%	67.57%

The loss ratio is calculated as losses and loss adjustment expense divided by net premiums earned for each line of business in the given measured period.
CONTACT: Michael H. Braun, CEO (954) 308-1322
         or Peter J. Prygelski, CFO (954) 308-1252
         Federated National Holding Company